Exhibit 10.29

FIFTH AMENDMENT TO AMENDED AND RESTATED

LOAN AGREEMENT

This Fifth Amendment to Amended and Restated Loan Agreement (this “Amendment”) dated March 24, 2015, is by and among BMO Harris Bank N.A., formerly known as Harris N.A. (“Lender”), Duluth Holdings Inc., a Wisconsin corporation (“Holdings”), and Duluth Trading Company, LLC, a Wisconsin limited liability company (“Trading,” and collectively with Holdings, the “Borrowers”).

RECITALS

WHEREAS, Lender and Borrowers are parties to that certain Amended and Restated Loan Agreement dated June 13, 2011, as amended by First Amendment to Amended and Restated Loan Agreement dated June 30, 2012, Second Amendment to Amended and Restated Loan Agreement dated December 27, 2013, Third Amendment to Amended and Restated Loan Agreement dated April 15, 2014 and Fourth Amendment to Amended and Restated Loan Agreement dated May 21, 2014 (the “Loan Agreement”); and

WHEREAS, Borrowers and Lender desire to amend the Loan Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, Lender and Borrowers hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement. As used in the Loan Agreement as amended hereby, the following terms shall have the following meanings:

“Computation Period” means, as of the following dates, the corresponding date below:

Measurement Date	Computation Period

February 1, 2015	February 3, 2014 through February 1, 2015

May 3, 2015	May 1, 2014 through May 3, 2015

August 2, 2015	August 1, 2014 through August 2, 2015

November 1, 2015	November 1, 2014 through November 1, 2015

Last day of each Fiscal Quarter thereafter	The four Fiscal Quarters then ended

“Fiscal Quarter” means any fiscal quarter of Borrowers’ Fiscal Year, and “Fiscal Quarter 1,” “Fiscal Quarter 2,” “Fiscal Quarter 3” and “Fiscal Quarter 4” mean the fiscal period of Borrower of thirteen or fourteen weeks, in each case ending on the date shown below:

Fiscal Year	2015	2016	2017	2018	2019
Fiscal Quarter		May 3, 2015	May 1, 2016	April 30, 2017	April 29, 2018

Fiscal Quarter 2		August 2, 2015	July 31, 2016	July 30, 2017	July 29, 2018

Fiscal Quarter 3		November 1, 2015	October 30, 2016	October 29, 2017	October 28, 2018

Fiscal Quarter 4	February 1, 2015	January 31, 2016	January 29, 2017	January 28, 2018	February 3, 2019

“Fiscal Year” means Borrowers’ fiscal year ending on the last day of each Fiscal Quarter 4.

“Funded Debt to EBITDA Ratio” means, as of February 1, 2015 or the last day of any Fiscal Quarter thereafter, a ratio of (i) all Funded Debt of the Borrowers as of such date, divided by (ii) EBITDA for the Computation Period. This ratio will be calculated based on the Borrowers’ consolidated financial reports only and shall exclude activities and balances of Schlecht Enterprises LLC and Schlecht Retail Ventures LLC.

“GAAP” means generally accepted accounting principles consistently applied with those of the preceding fiscal periods of the Borrowers, provided that Lender consents to the change referenced in Section 2 of this Amendment and appropriate related changes. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect in the United States from time to time; provided that, if any Borrower notifies the Lender that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies any Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Interim Period” means any four or five week fiscal period of a Fiscal Quarter.

“Net Worth Minimum” means (i) for the last day of each Fiscal Quarter 1, 90% of the consolidated Tangible Net Worth of the Borrowers as of the last day of the prior Fiscal Year, (ii) for the last day of each Fiscal Quarter 2, 75% of the consolidated Tangible Net Worth of the Borrowers as of the last day of the prior Fiscal Year, (iii) for the last day of each Fiscal Quarter 3, 75% of the consolidated Tangible Net Worth of the Borrowers as of the last day of the prior Fiscal Year, (iv) as of the last day of each Fiscal Quarter 4, 110% of the consolidated Tangible Net Worth of the Borrowers as of the last day of the prior Fiscal Year (or in the case of February 1, 2015, as of December 31, 2013).

2. Consent to Change in Fiscal Year End. Lender consents to Borrowers (a) adopting a fiscal year end for the current fiscal year of Borrowers of February 1, 2015, and (b) adopting a fiscal year end for the subsequent fiscal years of Borrowers of the Sunday closest to January 31 of each year.

3. Financial Reports. Section 8.1 of the Loan Agreement shall be amended and restated as follows:

“8.1 Financial Reports. Furnish to the Lender:

(a) as soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of Holding’s annual consolidated and consolidating audit report, including balance sheet and related statements of earnings, shareholders’ equity and cash flows for such Fiscal Year, with comparative figures for the preceding Fiscal Year (with such adjustments as are appropriate when comparing Borrowers’ fiscal year ending February 1, 2015 with prior fiscal periods), prepared in accordance with GAAP and certified without qualification or exception by Holding’s current independent certified public accountants or other independent certified public accountants satisfactory to the Lender and accompanied by the management letter, if any, delivered by such independent certified public accountants to Holding and the Holding’s response thereto;

(b) as soon as available and in any event within 30 days after the end of each Interim Period, a copy of the each Borrower’s and each Subsidiary’s internally prepared financial statements, consisting of a balance sheet as of the close of such Interim Period and related statements of earnings and cash flows for such Interim Period and from the first day of the Fiscal Year to the end of such Interim Period (or in the case of Interim Periods ending on or before February 1, 2015, from February 3, 2014), prepared in accordance with GAAP and certified on behalf of such Borrower or Subsidiary as accurate and complete by such Borrower’s or Subsidiary’s authorized financial officer;

(c) with each financial statement required by Section 8.1(a) or (b) above for any period ending on the last day of a Fiscal Quarter, a Compliance Certificate in the form requested by Lender demonstrating each Borrower’s compliance with the terms of this Agreement as of the end of the most recent reporting period in a form acceptable to the Lender and certified on behalf of each Borrower as accurate and complete by each Borrower’s authorized financial officer;

(d) as soon as available and in any event within 15 days after the end of each Interim Period, a Borrowing Base Certificate showing the accounts receivable information and inventory information as of the end of business on the last day of such Interim Period. Each Borrowing Base Certificate and all supporting reports shall be in a form acceptable to the Lender and certified on behalf of each Borrower as accurate and complete by each Borrower’s chief financial officer, treasurer or controller; and

(e) such other financial or other information or certification as the Lender may reasonably request.”

4. Inspections. The last line of Section 8.6 of the Loan Agreement is amended to delete “fiscal year” and replace it with “Fiscal Year.”

5. Tangible Net Worth. Section 9.15 of the Loan Agreement shall be amended and restated as follows:

“9.15 Tangible Net Worth. Permit the Tangible Net Worth of Borrowers, as of the last day of any Fiscal Quarter, to be less than the Net Worth Minimum.”

6. Funded Debt to EBITDA. Section 9.16 of the Loan Agreement shall be amended and restated as follows:

“9.16 Funded Debt to EBITDA. Permit the Funded Debt to EBITDA Ratio to be greater than (a) 1.0:1.0 as of the last day of Fiscal Quarter 1 of each year, (b) 1.40:1.0 as of the last day of Fiscal Quarter 2 of each year, (c) 4.50:1.0 as of the last day of Fiscal Quarter 3 of each year and (d) 1.0:1.0 as of February 1, 2015 and as of the last day of each Fiscal Year thereafter.”

7. Effect of Amendment. Except as amended hereby or otherwise in writing signed by the party against whom it is to be enforced, the Notes and the Loan Agreement shall remain in full force and effect.

8. Fees and Expenses. Borrowers shall pay all fees and expenses incurred by Lender (including fees of counsel) in connection with the preparation, issuance, maintenance and enforcement of this Amendment.

9. Law Governing. This Amendment shall be governed by the laws of the State of Wisconsin.

10. Binding Effect. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

11. Counterparts. This Amendment may be executed in counterparts, all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute effective delivery thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

DULUTH HOLDINGS INC.

By:	/s/ Mark DeOrio
Mark DeOrio, Chief Financial Officer

DULUTH TRADING COMPANY, LLC

By:	Duluth Holdings Inc., its sole member

	By:	/s/ Mark DeOrio
Mark DeOrio, Chief Financial Officer

BMO HARRIS BANK N.A.

By:	/s/ John M. Howard
John M. Howard, Senior Vice President

[Signature Page to Fifth Amendment and Restated Loan Agreement]